Exhibit 10.54

Summary Compensation for Non-Employee Directors

PC Connection, Inc.’s (the “Company’s”) non-employee directors currently consist of: (i) Bruce Barone; (ii) Joseph Baute; and (iii) Donald Weatherson. In 2006, non-employee directors of the Company received an annual retainer. In addition to this retainer, non-employee directors were entitled to receive a fee for each regularly scheduled board meeting attended in person and a fee for each committee meeting attended. The table below sets forth the annual retainer, per board meeting fees and per committee meeting fees paid to our non-employee directors in 2006:

Director	Annual Retainer(1)	Fee Per Board Meeting Attended	Fee Per Committee Meeting Attended

Bruce Barone	$36,000	$1,500	$1,500

Joseph Baute	$36,000	$1,500	$1,500

Donald Weatherson	$36,000	$1,500	$1,500

(1)	In addition, the non-employee directors receive reimbursement for all reasonable expenses incurred in attending board and committee meetings.

In October 2006, the Board of Directors approved the grant of restricted stock to Directors Barone and Baute in the amount of 5,000 shares each. The restrictions on sale of such shares will be released at a rate of 25% per year on the first four anniversaries of the date of grant.